Exhibit 99.1

EVINE Live Reports Second Quarter Results

Second Quarter Sales Increased Three Percent

FY 2015 Second Quarter Highlights

•	Net sales were $161.1 million, a 3% increase year-over-year.

•	Beauty was the fastest-growing product category at 23%, while Fashion & Accessories also delivered strong growth of 17%.

•	Online net sales as a percentage of total net sales increased 240 basis points to 46%.

•	Mobile remains the fastest-growing platform with net sales of $31.3 million, a 41% increase year-over-year.

•	Average purchase frequency rose to 4.5 units per customer, a 10% increase.

•	Adjusted EBITDA was $2.5 million.

MINNEAPOLIS, MN – August 26, 2015 – EVINE Live Inc. (NASDAQ: EVLV), a digital commerce company offering a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile devices, today announced results for the quarter ended August 1, 2015.

“We are pleased with our second quarter financial results during this transition year, which were driven by better-than-expected sales. Over the quarter, we executed a more balanced approach to our airtime mix with continued investment in our new emerging brands, coupled with an ongoing commitment to our established anchor brands. Our top-line growth was driven by strong performance in the categories of Beauty and Fashion & Accessories,” said Mark Bozek, Chief Executive Officer. “As we addressed a number of the challenges we faced in the first quarter, we are seeing momentum in our continued efforts to reposition EVINE Live by introducing more merchandising variety with new emerging brands that are generating revenue across our multiple platforms, especially mobile. With key members of our senior leadership team now in place, we are confident that we have the ability to execute our strategic plan and initiatives to create long-term value for our shareholders.”

“We are committed to delivering measurable transparency to the market as we execute our plan to drive sustainable shareholder value,” added Tim Peterman, Chief Financial Officer. “We are focused on strengthening our balance sheet. We are upgrading our technology and customer care systems at our distribution center in Bowling Green and are currently on track to phase in our new warehouse management system through the first quarter of 2016. Most importantly, we are focused on improving our alignment between merchandising, average selling price, margin and inventory, while carefully evaluating our operating costs.”

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average price points and EPS)

	Q2 2015 08/01/2015	Q2 2014 08/02/2014	Change	YTD 08/01/2015	YTD 08/02/2014	Change

Net Sales	$161.1	$156.6	3%	$319.5	$316.3	1%

Gross Margin %	36.5%	38.6%	(210bps )	36.4%	38.1%	(170bps )

Adjusted EBITDA	$2.5	$5.5	(54%)	$4.1	$11.0	(63%)

Net Loss	$(3.0)	$(4.3)	29%	$(7.8)	$(3.8)	(103%)

EPS	$(0.05)	$(0.08)	38%	$(0.14)	$(0.08)	(75%)

Homes (Average 000s)	88,334	87,522	1%	88,307	87,267	1%
Net Shipped Units (000s)	2,434	2,110	15%	4,664	4,023	16%
Average Selling Price (ASP)	$60	$67	(10%)	$62	$71	(13%)
Return Rate %	21.4%	22.9%	(150bps )	20.9%	22.6%	(170bps )
Online Net Sales %	45.9%	43.5%	240bps	45.6%	44.2%	140bps
Total Customers - 12 Month Rolling	1,438,654	1,421,235	1%	N/A	N/A	N/A

% of Net Sales by Category
Jewelry & Watches	42%	43%		44%	45%
Home & Consumer Electronics	22%	25%		24%	26%
Beauty	15%	13%		14%	13%
Fashion & Accessories	21%	19%		18%	16%
Total	100%	100%		100%	100%

Second Quarter 2015 Results

•	Beauty was the fastest-growing product category at 23%, Fashion & Accessories delivered strong growth of 17% and Jewelry & Watches grew by 1%; gains were partially offset by declines of 12% in Home & Consumer Electronics.

•	Return rate for the quarter was 21.4%, down 150 basis points year-over-year.

•	Gross profit decreased 2.6% to $58.9 million. Gross profit as a percentage of sales decreased 210 basis points to 36.5%, primarily related to the following decreases:
o	190 basis points of gross margin percentage decrease was attributable to reduced margins in Jewelry & Watches and Home (excluding textiles) due to merchandising mix changes and a lower than optimal average selling price (ASP).
o	30 basis points of gross margin percentage decrease was attributable to continued discounting of excess textile inventory.
o	25 basis points of gross margin percentage decrease was attributable to reduced shipping and handling margin.
•	Adjusted EBITDA decreased 54% to $2.5 million primarily due to continued gross margin pressure from merchandising mix changes and increased variable costs from lower than optimal blended ASP in Jewelry & Watches, Home, and the continued discounting in textiles. Operating loss was ($2.2 million) vs. ($3.7 million) in the second quarter of last year.

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•	Second quarter incremental expense of $972,000 resulted from our distribution facility consolidation and technology upgrade initiative.

•	EPS for the fiscal 2015 second quarter, which includes distribution center consolidation and technology upgrade costs, executive and management transition costs, and costs associated with the implementation of the Shareholder Rights Plan, improved $0.03 to ($0.05). EPS for the fiscal 2014 second quarter was ($0.08), which included executive and management transition costs and activist shareholder response costs.

Liquidity and Capital Resources

As of August 1, 2015, total cash was $16.2 million, including restricted cash, compared to $18.2 million at the end of the first quarter of fiscal 2015. The Company also had approximately $28 million of availability on its revolving credit facility with PNC Bank at the end of the second quarter.

2015 Outlook

The Company expects third quarter revenue to be relatively flat with prior year results, followed by fourth quarter sales growth and net income profitability.

Conference Call

A conference call to discuss the Company's second quarter earnings will be held at 8:30 a.m. Eastern Time on Wednesday, August 26, 2015.

Conference Call/Webcast Today, Wednesday, August 26, 2015 at 8:30 a.m. EST:

WEBCAST LINK:	http://edge.media-server.com/m/p/qrfuutuw

TELEPHONE:	(866) 515-2912

PASSCODE:	69028282

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

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About EVINE Live Inc.

EVINE Live Inc. (NASDAQ: EVLV) is a digital commerce company offering a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile devices. EVINE Live reaches approximately 88 million cable and satellite television homes 24 hours a day; engaging its community of customers in a digital shopping experience that includes live streaming and social platforms.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
EVINE Live Inc.
press@evine.com
(952) 943-6043

Investors:
Jason Iannazzo
EVINE Live Inc.
jiannazzo@evine.com
(952) 943-6126

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EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	August 1,	January 31,
	2015	2015
	(Unaudited)

ASSETS
Current assets:
Cash	$14,073	$19,828
Restricted cash and investments	2,100	2,100
Accounts receivable, net	91,954	112,275
Inventories	59,311	61,456
Prepaid expenses and other	6,449	5,284
Total current assets	173,887	200,943
Property and equipment, net	50,790	42,759
FCC broadcasting license	12,000	12,000
Other assets	1,975	1,989
	$238,652	$257,691

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$62,221	$81,457
Accrued liabilities	34,307	36,683
Current portion of long term credit facility	2,143	1,736
Deferred revenue	85	85
Total current liabilities	98,756	119,961

Capital lease liability	9	36
Deferred revenue	207	249
Deferred tax liability	2,340	1,946
Long term credit facility	56,709	50,971
Total liabilities	158,021	173,163

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized;
57,125,435 and 56,448,663 shares issued and outstanding	571	564

Additional paid-in capital	422,718	418,846

Accumulated deficit	(342,658)	(334,882)
Total shareholders' equity	80,631	84,528
	$238,652	$257,691

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 EVINE Live Inc.

 AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

 (In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Six-Month Periods Ended

	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Net sales	$161,061	$156,587	$319,512	$316,288
Cost of sales	102,205	96,152	203,351	195,847
Gross profit	58,856	60,435	116,161	120,441
Margin %	36.5%	38.6%	36.4%	38.1%

Operating expense:
Distribution and selling	51,357	50,110	102,156	99,839
General and administrative	6,391	6,776	12,103	12,688
Depreciation and amortization	2,107	2,163	4,238	4,431
Executive and management transition costs	205	2,620	2,795	2,620
Distribution facility consolidation and technology upgrade costs	972	-	972	-
Activist shareholder response costs	-	2,473	-	3,518
Total operating expense	61,032	64,142	122,264	123,096
Operating loss	(2,176)	(3,707)	(6,103)	(2,655)

Other expense:
Interest income	2	6	4	6
Interest expense	(669)	(387)	(1,267)	(778)
Total other expense	(667)	(381)	(1,263)	(772)

Loss before income taxes	(2,843)	(4,088)	(7,366)	(3,427)

Income tax provision	(205)	(201)	(410)	(402)

Net loss	$(3,048)	$(4,289)	$(7,776)	$(3,829)

Net loss per common share	$(0.05)	$(0.08)	$(0.14)	$(0.08)

Net loss per common share
---assuming dilution	$(0.05)	$(0.08)	$(0.14)	$(0.08)

Weighted average number of
common shares outstanding:
Basic	57,092,654	52,199,792	56,866,711	51,022,023
Diluted	57,092,654	52,199,792	56,866,711	51,022,023

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EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

(Unaudited)

	For the Three-Month Periods Ended		For the Six-Month Periods Ended

	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014

Adjusted EBITDA (000's)	$2,532	$5,528	$4,111	$11,042
Less:
Activist shareholder response costs	-	(2,473)	-	(3,518)
Executive and management transition costs	(205)	(2,620)	(2,795)	(2,620)
Distribution facility consolidation and technology upgrade costs	(972)	-	(972)	-
Shareholder Rights Plan costs	(364)	-	(364)	-
Non-cash share-based compensation	(768)	(1,874)	(1,376)	(2,918)
EBITDA (as defined)	223	(1,439)	(1,396)	1,986

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined)	223	(1,439)	(1,396)	1,986
Adjustments:
Depreciation and amortization	(2,399)	(2,268)	(4,707)	(4,641)
Interest income	2	6	4	6
Interest expense	(669)	(387)	(1,267)	(778)
Income taxes	(205)	(201)	(410)	(402)
Net loss	$(3,048)	$(4,289)	$(7,776)	$(3,829)

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); activist shareholder response costs; executive and management transition costs; distribution center consolidation and technology upgrade costs; Shareholder Rights Plan costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, in this release.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter the Company’s forward-looking statements whether as a result of new information, future events or otherwise.

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